UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 23, 2009

(Date of earliest event reported)

SOUTHERN STAR ENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-52106 (Commission File Number)	20-2514234 (IRS Employer Identification No.)

110 CYPRESS STATION DRIVE, SUITE 152, HOUSTON, TEXAS 77090

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (832) 375-0330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2009, Mr. Christopher Taylor submitted his resignation as Chief Financial Officer to the Company, effective December 23, 2009. Mr. Taylor’s resignation was not the result of any disagreements with the Company.

On December 23, 2009, Mr. W. David Gibbs, the Company’s Chief Executive Officer, was appointed by the board of directors to act as Interim Chief Financial Officer of the Company.

Mr. Gibbs, age 57, is a senior executive in the independent upstream energy sector with over 33 years experience in both technical and executive leadership roles. He has a successful track record of creating, growing and monetizing a significant exploration and production company focused on the U.S. Gulf of Mexico, delivering outstanding shareholder returns.

From 2005 to November 2007, Mr. Gibbs was the President of Medco Energy US LLC. From 1992 to 2005, Mr. Gibbs held several senior management positions with TDC Energy, LLC from Vice President, Business Development in 1992 to President and Chief Executive Officer in 2000.

He received a Bachelor of Mechanical Engineering from the Georgia Institute of Technology in 1975 and an Offshore Operators’ Certification from the University of Southwestern Louisiana in 1979. He completed the Owner/President Management Program (Unit 1) at Harvard University in 2001.

Mr. Gibbs is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers. The Company has not engaged in any transaction in which Mr. Gibbs or a person related to Mr. Gibbs had a direct or indirect material interest. To the Company’s knowledge, there is no arrangement or understanding between any of our officers and Mr. Gibbs pursuant to which he was selected to serve as an officer.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN STAR ENERGY INC. (Registrant)

Dated: December 23, 2009	By: William David Gibbs William David Gibbs Chief Executive Officer, President and Secretary